Exhibit 10.3

[SunTrust letterhead]

December 28, 2015

Mr. Bruce E. Thomas

Executive Vice President and Chief Financial Officer

Community Bankers Trust Corporation

9954 Mayland Drive, Suite 2100

Richmond, Virginia 23233

Re:	Term Loan Agreement dated April 22, 2014

Waiver of Covenant/Amendment to Agreement

Dear Mr. Thomas:

This letter refers to the Term Loan Agreement, dated as of April 22, 2014 (the “Agreement”), among Community Bankers Trust Corporation as Borrower (the “Borrower”), the Lenders from time to time party thereto and SunTrust Bank as Administrative Agent. As the result of certain strategic actions by the Borrower, we understand that the Borrower will not be in compliance with each of (i) the “Return on Average Assets” covenant set forth in Section 6.2 of the Agreement (the “Return on Average Assets Covenant”) and (ii) the “Dividend Capacity” covenant set forth in Section 6.4 of the Agreement (the “Dividend Capacity Covenant”) during the periods described below.

The following actions are taken by SunTrust Bank, in its capacity as each of the sole current Lender and the Administrative Agent under the Agreement, and the Borrower:

1.	SunTrust Bank hereby waives the Borrower’s non-compliance with the Return on Average Assets Covenant for the fiscal quarter ended September 30, 2015 and any Default or Event of Default (as defined in the Agreement) arising solely as a result of the Borrower’s failure to comply with the Return on Average Assets Covenant for the fiscal quarter ended September 30, 2015.

2.	SunTrust Bank and the Borrower agree that the Agreement is hereby amended by replacing the definition of “Return on Average Assets” in Section 1.1 in its entirety with the provision set forth in Exhibit A.

3.	SunTrust Bank and the Borrower agree that the Agreement is hereby amended by replacing Section 6.3 in its entirety with the provision set forth in Exhibit B.

Executive Vice President and Chief Financial Officer

Community Bankers Trust Corporation

December 28, 2015

4.	SunTrust Bank hereby waives the Borrower’s non-compliance with the Dividend Capacity Covenant during the period from September 10, 2015 through and including March 30, 2016 and any Default or Event of Default arising solely as a result of the Borrower’s failure to comply with the Dividend Capacity Covenant for such period.

5.	SunTrust Bank and the Borrower agree that the Agreement is hereby amended by replacing Section 6.4 in its entirety with the following: “Section 6.4. [Reserved.]”

Except for the above-described waivers and amendments, the Agreement and all of the other Loan Documents (as defined in the Agreement), and the waiver set forth in the letter agreement dated February 26, 2015, shall remain unmodified and in full force and effect. This letter is specific as to content and time and shall not constitute a waiver of any other current or future default or breach of any other covenant contained in the Agreement or any of the other Loan Documents or the terms and conditions of any other documents signed by Borrower in favor of SunTrust Bank. SunTrust Bank reserves its rights against Borrower in connection with any other default other than the one described above or in connection with any future breach of the terms of the Agreement or any of the other Loan Documents.

The effective date of the above-described waiver and amendment is September 10, 2015.

Sincerely,

SUNTRUST BANK
as Lender and as Administrative Agent

By:	/s/ Andrew Johnson
	Name:	Andrew Johnson
	Title:	Director

Acknowledged and Agreed:

COMMUNITY BANKERS TRUST CORPORATION

By:	/s/ Bruce E. Thomas
Name:	Bruce E. Thomas
Title:	Executive Vice President and Chief Financial Officer

Exhibit A

“Return on Average Assets” shall mean, with respect to the Borrower as of the last day of each Fiscal Quarter, a percentage determined by dividing (a) the sum of the “net income” of the Borrower (as determined by reference to the line item “net income” under the “Consolidated Income Statement” in the Borrower’s most recent Form 10-Q or 10-K, as applicable) for such Fiscal Quarter and the three immediately preceding Fiscal Quarters by (b) the average of the “total assets” of the Borrower (as determined by reference to the line item “total assets” under the “Consolidated Balance Sheet” in the Borrower’s most recent Form 10-Q or 10-K, as applicable) for such four Fiscal Quarters. Notwithstanding the foregoing, for the following periods only, Return on Average Assets shall be determined as set forth below:

(i)       for the Fiscal Quarter ended December 31, 2015, a percentage determined by dividing (a) the product of (x) the “net income” of the Borrower for such Fiscal Quarter multiplied by (y) four by (b) the average of the “total assets” of the Borrower for such Fiscal Quarter;

(ii)       for the Fiscal Quarter ended March 31, 2016, a percentage determined by dividing (a) the product of (x) the sum of the “net income” of the Borrower for the Fiscal Quarter ended March 31, 2016 and the Fiscal Quarter ended December 31, 2015 multiplied by (y) two by (b) the average of the “total assets” of the Borrower for such two Fiscal Quarters; and

(iii)       for the Fiscal Quarter ended June 30, 2016, a percentage determined by dividing (a) the product of (x) the sum of the “net income” of the Borrower for the Fiscal Quarter ended June 30, 2016, the Fiscal Quarter ended March 31, 2016 and the Fiscal Quarter ended December 31, 2015 multiplied by (y) 4/3 by (b) the average of the “total assets” of the Borrower for such three Fiscal Quarters.

Exhibit B

Section 6.3. Minimum Cash at Borrower and Dividend Capacity.

(a)       For the period from the Closing Date to and including March 30, 2016:

(i)       the Borrower shall at all times maintain adequate unrestricted cash or cash equivalents on hand directly at the Borrower in accordance with the requirements of the FRB; provided, that (x) during the period from February 26, 2015 through and including March 30, 2016, the Borrower shall hold an amount not less than $3,000,000 and (y) at all other times, the Borrower shall hold an amount not less than $1,200,000; and

(ii)       the Borrower will maintain a Dividend Capacity during the periods and in the corresponding amounts indicated in the grid immediately below:

Period	Amount
Closing Date – March 30, 2015	$1,250,000
March 31, 2015 – September 29, 2015	$750,000
September 30, 2015 – March 30, 2016	$2,000,000

(b)       For the period from March 31, 2016 to the Maturity Date, the Borrower will maintain a minimum combined total amount of (i) unrestricted cash or cash equivalents on hand directly at the Borrower in accordance with the requirements of the FRB plus (ii) a Dividend Capacity during the periods and in the corresponding amounts indicated in the grid immediately below:

Period	Combined Amount
March 31, 2016 – June 29, 2016	$2,000,000
June 30, 2016 – September 29, 2016	$2,750,000
September 30, 2016 – Maturity Date	$3,250,000